Exhibit 10.63

AMENDMENT TO THE

PEPSICO PENSION EQUALIZATION PLAN

The PepsiCo Pension Equalization Plan documents for the 409A Program and Pre-409A Program are hereby amended as set forth below, effective as of January 1, 2011.

1.	Section 3.2 of the document for the 409A Program is amended in its entirety to read as follows:

“3.2 Service: A Participant’s entitlement to a Pension and to a Pre-Retirement Spouse’s Pension for his Eligible Spouse shall be determined under Article IV based upon his period of Service. Subject to the last sentence of this Section 3.2, a Participant’s period of Service shall be determined under Article III of the Salaried Plan. If a Participant’s period of Service (as so determined) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan. Effective as of January 1, 2011, a Participant’s period of Service shall be determined under Article III of the Salaried Plan, except that the provision, which disregards for certain purposes the pre-transfer Service of certain inpats who transfer to the United States, shall not apply.”

2.	Section 3.3 of the document for the 409A Program is amended in its entirety to read as follows:

“3.3 Credited Service: Subject to the next two sentences, the amount of a Participant’s Pension and a Pre-Retirement Spouse’s Pension shall be based upon the Participant’s period of Credited Service, as determined under Article III of the Salaried Plan. If a Participant’s period of Credited Service (as so determined) would extend beyond the Participant’s Separation from Service date because of a leave of absence, the Plan Administrator may provide for determining the Participant’s 409A Pension at Separation from Service by projecting the benefit the Participant would have if all such Service were taken into account under the Plan. Effective as of January 1, 2011, a Participant’s period of Credited Service shall be based upon the Participant’s Credited Service determined under Article III of the Salaried Plan, except that the provision, which disregards the pre-transfer Credited Service of certain inpats who transfer to the United States, shall not apply.”

3.	Section 4.7 is amended in its entirety to read as follows:

“4.7. Vesting. Subject to Section 8.7, a Participant shall be fully vested in, and have a nonforfeitable right to, his Accrued Benefit at the time he becomes fully vested in his accrued benefit under the Salaried Plan.”

4.	Section 5.1 is amended by adding the inserting the following language immediately before subsection (a):

“Subject to Section 8.7, a Participant’s 409A Pension shall be determined as follows –”

5.	A new Section 7.5 is added to the documents for the 409A Program and Pre-409A Program to read as follows:

“7.5 Limitations on Actions. Effective for claims and actions filed on or after January 1, 2011, any claim filed under Article VIII and any action filed in state or federal court by or on behalf of a former or current Employee, Participant, beneficiary or any other individual, person or entity (collectively, a “Petitioner”) for the alleged wrongful denial of Plan benefits or for the alleged interference with or violation of ERISA-protected rights must be brought within two years of the date the Petitioner’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Petitioner’s benefits under the Plan shall be deemed to accrue not later than the earliest of (i) when the Petitioner has received the calculation of the benefits that are the subject of the claim or legal action (ii) the date identified to the Petitioner by the Plan Administrator on which payments shall commence, or (iii) when the Petitioner has actual or constructive knowledge of the facts that are the basis of his claim. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Petitioner, or any representative of the Petitioner, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in Section 7.3 shall have no effect on this two-year time frame.”

6.	A new Section 7.6 is added to the documents for the 409A Program and Pre-409A Program to read as follows:

“7.6 Restriction on Venue. Any claim or action filed in court or any other tribunal in connection with the Plan by or on behalf of a Petitioner (as defined in Section 7.5 above) shall only be brought or filed in the United States District Court for the Southern District of New York, effective for claims or actions filed on or after January 1, 2011.”

7.	The following is inserted into the document for the 409A Program as new Section 8.7, and the existing Section 8.7 is renumbered as Section 8.8:

“8.7 Section 457A. To avoid the application of Code section 457A (“Section 457A”) to a Participant’s Pension, the following shall apply to a Participant who transfers to a work location outside of the United States to provide services to a member of the PepsiCo Organization that is neither a United States corporation nor a pass-through entity that is wholly owned by a United States corporation (“Covered Transfer”):

(a)    The Participant shall automatically vest in his or her Pension as of the last business day before the Covered Transfer;

(b)    From and after the Covered Transfer, any benefit accruals or other increases or enhancements to the Participant’s Pension relating to –

(1)    Service, or

(2)    The attainment of a specified age while in the employment of the PepsiCo Organization (“age attainment”),

(collectively, “Benefit Enhancement”) will not be credited to the Participant until the last day of the Plan Year in which the Participant renders the Service or has the age attainment that results in such Benefit Enhancement, and then only to the extent permissible under subsection (c) below at that time; and

(c) The Participant shall have no legal right to (and the Participant shall not receive) any Benefit Enhancement that relates to Service or age attainment from and after the Covered Transfer to the extent such Benefit Enhancement would constitute compensation that is includable in income under Section 457A.

Notwithstanding the foregoing, subsections (a) above shall not apply to a Participant who has a Covered Transfer if, prior to the Covered Transfer, the Company provides a written communication (either to the Participant individually, to a group of similar Participants, to Participants generally, or in any other way that causes the communication to apply to the Participant – i.e., an “applicable communication”) that these subsections do not apply to the Covered Transfer in question. Subsection (b) shall cease to apply as of the earlier of – (i) the date the Participant returns to service for a member of the PepsiCo Organization that is a United States corporation or a pass-through entity that is wholly owned by a United States corporation, or (ii) the effective date for such cessation that is stated in an applicable communication.”

PEPSICO, INC.

By:	/s/ Cynthia M. Trudell
Cynthia M. Trudell Senior Vice President, Human Resources Chief Personnel Officer
Date: December 16, 2010

APPROVED:

By:	/s/ Stacy L. DeWalt
Stacy L. DeWalt Employee Benefits Counsel Law Department
Date: November 30, 2010

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